PROMISSORY NOTE


U.S. $35,000,000                           March 14, 1997


        FOR VALUE RECEIVED, AEGIS AUTO FINANCE, INC., a Delaware corporation (the "Borrower") does hereby promise to pay to III GLOBAL, LTD., a Cayman Islands company (the "Lender"), the principal amount of U.S. $35,000,000 (THIRTY FIVE MILLION AND NO/100
DOLLARS) or, if less, such Lender's Proportionate Share of the unpaid principal amount of the Loans made by the lenders to the Borrower under that certain Loan and Security Agreement dated as of March 14, 1997 among the Borrower, the Lender and III Finance, Ltd. as an additional lender (as amended, restated, supplemented or otherwise modified from time to time, the "Loan Agreement"), on the Termination Date, and to pay interest on the unpaid principal balance hereof at the rates and at the times set forth in the Loan Agreement. Capitalized terms used herein without definition are used as defined in the Loan Agreement.

        Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed. Upon the occurrence and during the continuance of an Event of Default, the interest rate shall be increased by two percent (2.00%) per annum above the rate of interest otherwise applicable. In no event shall the interest payable hereunder exceed the Maximum Rate.

        This Note is referred to in, is issued pursuant to, and is entitled to the benefits of, the Loan Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Loans evidenced hereby are made and are to be repaid.

        This Note is a registered obligation (as more particularly described in Section 8.8 of the Loan Agreement), and it is the intent of the parties to the Loan Agreement that the Loans be maintained in "registered form" within the meaning of Section 163(f), 871(h)(2) and 881(c)(2) of the Internal Revenue Code.

        Upon and after the occurrence of an Event of Default, this Note may, as provided in the Loan Agreement, without demand, notice or legal process of any kind, be declared, and immediately shall become, due and payable. The Loan Agreement also contains provisions for optional and mandatory prepayments on account of the principal hereof prior to maturity upon the terms and conditions specified therein.

        All payments of principal of and interest on this Note shall be made to the Lender at such account as the Lender shall in writing direct the Borrower, in immediately available funds and in currency of the United States of America which at the time of payment shall be legal tender for the payment of public and private debts.

        The Borrower promises to pay all costs and expenses, including reasonable attorneys' fees and disbursements incurred in the collection and enforcement of this Note or any appeal of a judgment rendered thereon, all in accordance with the provisions of the Loan Agreement. The Borrower hereby waives diligence, presentment, protest, demand and notice of every kind except as required pursuant to the Loan Agreement and to the full extent permitted by law the right to plead any statute of limitations as a defense to any demands hereunder.

        This Note is secured by all Collateral securing the Obligations pursuant to the Loan Agreement and the other Financing Agreements.


        THIS NOTE SHALL BE GOVERNED BY AND
CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE
OF NEW YORK.



                            AEGIS AUTO FINANCE, INC.



By______________________________
                              Name:
                              Title: